Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Resonant Inc. of our report dated March 24, 2016 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Resonant Inc. as of and for the year ended December 31, 2015.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Sherman Oaks, California
November 10, 2016